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                                                                 EXHIBIT 16.1
October 25, 2004
Securities and Exchange Commission
Washington, D.C.  20549
Ladies and Gentlemen:

We were previously principal accountants for Applied NeuroSolutions, Inc. (the Company) and subsidiaries and, under the date of March 12, 2004, we reported on the consolidated financial statements of the Company and subsidiaries as of December 31, 2003 and 2002 and for the three year period ended December 31, 2003 and for the period from March 14, 1992 (date of inception) through December 31, 2003. On October 18, 2004, the Audit Committee of the Company's Board of Directors decided to end its engagement of KPMG LLP as the Company's independent accountants. We have read the Company's statements included under Item 4.01 of its Form 8-K dated October 25, 2004, and we agree with such statements, except we are not in a position to agree or disagree with the Company's statement that the Audit Committee elected to not retain KPMG LLP or that the Audit Committee participated in and approved the decision to change independent accountants. Furthermore, we are not in a position to agree or disagree with the Company's statements which appear in paragraphs (i), (i)(a) and (i)(b) under Item 4.01(b) regarding the new independent accountants.

Very truly yours,

/s/ KPMG LLP
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KPMG LLP